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                                                                   Exhibit 10.16


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT



     This First Amendment to Employment Agreement is made as of the 11th day of December, 2000, by and between Packard BioScience Company, a Delaware corporation with its principal office and place of business in Meriden, Connecticut (the "Company"), and Richard T. McKernan (the "Executive").

     WHEREAS, the Company and the Executive have heretofore entered into a certain Employment Agreement dated as of the 4th day of March, 1997 pursuant to which the Executive is employed as Senior Vice President of the Company and President of Packard Instrument Company, Inc., the Company's wholly-owned subsidiary (the "Employment Agreement");

     WHEREAS, the Company and the Executive recognize the importance of providing for successful succession planning for senior management positions at the Company, including but not limited to, the positions held by the Executive;

     WHEREAS, the Company and the Executive mutually desire to implement certain procedures to facilitate the succession planning process and to permit the Executive to prepare for his retirement from the Company in a mutually satisfactory manner;

     WHEREAS, in order to effect the foregoing, the Company and the Executive desire to implement certain amendments to the Employment Agreement as hereinafter set forth.

      NOW, THEREFORE, it is hereby agreed that the Employment Agreement be, and hereby is, amended as follows:

      1. Paragraph 1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

     "1. Employment Period. The Company shall employ the Executive, and the Executive shall serve as an employee of the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the date hereof and ending October 1, 2001 (the "Employment Period")."

      2. Subparagraph 2(a) is hereby deleted in its entirety and replaced with the following:

     "2. Position and Duties. (a) During the Employment Period the Executive shall serve as an Executive Vice President of the Company reporting to the Chief Executive Officer of the Company and shall be responsible for assisting the CEO with identifying, evaluating and negotiating acquisitions and collaborations, setting corporate strategy and special assignments. The Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be as determined in the reasonable discretion of the Chief



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Executive Officer of the Company, provided the same are consistent with the foregoing sentence and the provisions of Paragraph 2(d) below."

      3. The following new subparagraphs (d) and (e) are hereby added to Paragraph 2 (Position and Duties) of the Employment Agreement:

     "(d) Commencing on December 31, 2000 (the "Conversion Date"), and continuing thereafter until the end of the Employment Period, Executive shall work on a reduced part-time basis, which shall be approximately 40% of full-time; provided, however, Executive shall not be obligated hereunder to work in excess of 40% full-time. During this period Executive shall be responsible primarily for (i) effecting an orderly transition of Executive's management and other responsibilities to one or more successors in accordance with the succession plan and for providing counseling and transition services and advice as may be necessary or desirable in order to effect a complete and efficient transition and succession of senior management personnel; and (ii) fulfilling the duties and responsibilities determined in accordance with Section 2(a).

     "(e) Commencing on October 1, 2001, for a period of one year (the "Consulting Period"), the Executive shall work as a consultant to the Company. He shall be compensated by an annual retainer of twenty-five thousand dollars ($25,000.00) to be paid in equal monthly installments during the Consulting Term, as well as a fee of twenty-five hundred dollars ($2,500.00) to be paid for each day of consulting work performed at the Company's request. During the Consulting Period, the benefits set out in Section (c)(3) of the Employment Agreement shall be available to the Executive, provided that Executive shall reimburse the Company for its direct costs in providing the same. Additionally, the Executive shall be entitled to receive the Noncompetition Consideration (based on the Annual Base Salary and Annual Bonus target in effect for the year
2000) for one year.

     2. Subparagraph (a) (Base Salary) of Paragraph 3 (Compensation) is hereby amended by adding the following sentence thereto:


         "Notwithstanding the foregoing, effective as of the Conversion Date and thereafter, the Annual Base Salary shall be equal to 40% of the Annual Base Salary then in effect."

     3. Subparagraph (b) (Annual Bonus) of Paragraph 3 (Compensation) is hereby amended by adding the following sentence thereto:

         "For the year 2001, notwithstanding the actual time worked, the Executive's target Annual Bonus will be 80% of the target bonus that would normally have been in effect for full-time employment."

     4. Subparagraph (i) (Put Rights) of Paragraph 3 (Compensation) is hereby deleted.

     5. Neither the execution of this First Amendment to Employment Agreement, nor the expiration of the Employment Period as provided hereunder, shall be deemed to be a termination of Executive's Employment (including a termination other than Cause or with Good Reason), and Executive shall not be entitled to benefits under Paragraph 5 by virtue of such amendment or the expiration of the Employment Period on October 1, 2001.

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      6. Notwithstanding the definition of "Noncompetition Period" set forth in the second sentence of paragraph (c) of Section 8, the definition of "Noncompetition Period", for purposes of paragraph (c) of Section 8, is hereby amended to mean the earlier of (a) the date that is twelve months after the termination of Executive's employment with the Company, and (b) October 1, 2002.

      7. Subparagraph (c) of Paragraph 8 (Confidential Information, Noncompetition) is hereby amended by adding the following sentences to the end of the subparagraph:

      "The activities currently engaged in or contemplated by Agencourt Bioscience Company, a Delaware corporation, shall be specifically excluded from the definition of "Competitive Acitivity" hereunder."

      8. The following new Paragraph 13 is hereby added to the Employment
Agreement:

      "13. Vesting of Options. If the Executive has not (a) been terminated for Cause, (b) or terminated his employment without Good Reason, then: (i) upon the expiration of the Employment Period, all unvested Stock Options or Restricted Stock shall immediately vest, and (ii) Executive shall be permitted to exercise any vested stock options through the date that is 9 months after the date on which Executive ceases to be employed as an employee or a consultant hereunder.

      9. Except as herein above expressly set forth, the Employment Agreement is hereby ratified and affirmed.



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      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this First Amendment to Employment Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                        EXECUTIVE

                        /s/ Richard T. McKernan
                        -----------------------------------------------
                        Richard T. McKernan


                        PACKARD BIOSCIENCE COMPANY


                        By: Emery G. Olcott
                           ---------------------------------------------
                           Emery G. Olcott
                           President




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